Exhibit 99.2

NEWS RELEASE

FOR RELEASE:	April 12, 2007
For more information, contact:
Dana Cochran, danac@newcenturybanknc.com
910-892-7080

HEDGEPETH NAMED PRESIDENT AND

CHIEF EXECUTIVE OFFICER OF NEW CENTURY BANCORP

AND NEW CENTURY BANK

Dunn, NC . . . William L. “Bill” Hedgepeth has been named president and chief executive officer of New Century Bancorp [NASDAQ: NCBC] and New Century Bank, announced C. L. “Bozie” Tart, chairman of the New Century Bancorp Board of Directors.

“Following John Shaw’s retirement, Bill was the obvious choice to lead this Company and he received a unanimous vote from our holding company board,” said Tart. “Bill has been with the Company for 3 years, serving as president and CEO of New Century Bank South, as a member of the executive team of New Century Bancorp, and most recently as chief operating officer of New Century Bank. He knows the Company, believes in what we are trying to accomplish and most importantly, he has the skills to make it happen.”

Under Hedgepeth’s leadership, New Century Bank South grew from $19 million in assets to over $200 million in assets in just two-and-a-half years. In addition, he provided leadership during New Century Bank South’s acquisition of Progressive State Bank in mid-2006.

On the promotion, Hedgepeth said, “John Shaw did a great job of building this Company. I look forward to leading this team even further, meeting the challenges of a growing community bank, and achieving all that we can.”

A graduate of the University of North Carolina at Chapel Hill, Hedgepeth has 23 years experience in the banking industry. Although a native of Rocky Mount, he has spent most of his life in Fayetteville, where he and his family reside.

New Century Bancorp reported total assets of $552 million as of December 31, 2006. New Century Bank is headquartered in Dunn and has branch offices in Clinton, Goldsboro, and Lillington; and New Century Bank South is headquartered in Fayetteville with branch offices in Dublin, Lumberton, Pembroke, and Raeford.

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Stock Symbol: NASDAQ: NCBC	www.newcenturybanknc.com

The information for year end December 31, 2006, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.